Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

INDUS ANNOUNCES 2021 FOURTH QUARTER AND 2021 FULL YEAR RESULTS

NEW YORK, NEW YORK (March 7, 2022) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, today reported financial results for the three months ended December 31, 2021 (the “2021 fourth quarter”) and the twelve months ended December 31, 2021 (“full year 2021”).

Fourth Quarter & Recent Highlights

●	Net Income of $19.6 million, or $1.94 per diluted share, for the 2021 fourth quarter compared to a net loss of $8.8 million, or a net loss of $1.56 per diluted share, for the three months ended December 31, 2020 (the “2020 fourth quarter”)
●	Core Funds from Operations (“Core FFO”)[1] of $3.8 million, or $0.38 per diluted share, for the 2021 fourth quarter compared to $3.0 million, $0.52 per diluted share, for the 2020 fourth quarter
●	Net Operating Income (“NOI”)[1] from industrial/logistics properties of $8.3 million for the 2021 fourth quarter compared to $6.3 million for the 2020 fourth quarter
●	Cash Net Operating Income (“NOI”)[1] from industrial/logistics properties of $7.5 million for the 2021 fourth quarter compared to $5.6 million for the 2020 fourth quarter
●	Acquired approximately 325,000 square feet across two industrial/logistics buildings in the Charlotte, North Carolina and the Charleston, South Carolina markets for a combined purchase price of $43.2 million, before transaction costs
●	Purchased 23 acres of land for a purchase price of $3.9 million, before transaction costs, to support the planned development of an approximately 206,000 square foot industrial/logistics property
●	Placed in service a 141,000 square foot industrial/logistics building for Amazon in Charlotte (the “Charlotte Build-to-Suit”)
●	Completed four separate disposition transactions for total gross proceeds of $34.5 million
●	Completed an underwritten public offering of 2,443,228 shares of the Company’s Common Stock at a public offering price of $66.00 per share for net proceeds of $152.8 million
●	Declared a 2021 fourth quarter cash dividend of $0.16 per share, a 6.7% increase over prior quarter
●	Industrial/logistics portfolio was 98.4% leased; stabilized[2] industrial/logistics portfolio was 100.0% leased
●	Subsequent to quarter end, announced the intention to sell all of the Company’s remaining office/flex buildings along with a small storage facility that is located within the same business park
●	Subsequent to quarter end, completed the acquisition of an approximately 217,000 square foot industrial/logistics building in the Charlotte, North Carolina market for a purchase price of $23.6 million, before transaction costs
●	Subsequent to quarter end, entered into an agreement to acquire a to-be-constructed approximately 280,000 square foot industrial/logistics building in the Greenville/Spartanburg, South Carolina market

1 Core FFO, Core FFO per share, NOI and Cash NOI are not financial measures in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For additional information, see “Note Regarding Non-GAAP Financial Measures.”

2 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier. 7770 Palmetto Commerce Parkway, which was 57.1% leased as of December 31, 2021, was acquired on November 16, 2021, and is not included in the Stabilized Properties pool for the 2021 fourth quarter.

Results of Operations

INDUS reported total rental revenue of $11.7 million and $42.3 million for the 2021 fourth quarter and full year 2021, respectively, as compared to $9.8 million and $37.7 for the 2020 fourth quarter and the twelve months ended December 31, 2020 (“full year 2020”), respectively. The increase in rental revenue during 2021 fourth quarter and full year 2021 over the comparable prior year periods was primarily due to rental revenue from properties acquired in 2021, the Charlotte Build-to-Suit placed in service in October 2021, and leases of first-generation space which commenced during 2021.

NOI from industrial/logistics properties, which is defined as rental revenue less operating expenses of rental properties and real estate taxes, increased to approximately $8.3 million and $28.2 million in the 2021 fourth quarter and full year 2021, respectively, from $6.3 million and $24.0 million in the 2020 fourth quarter and full year 2020, respectively.

NOI from industrial/logistics properties on a cash basis (“Cash NOI”) for the 2021 fourth quarter and full year 2021 increased to $7.5 million and $25.8 million, respectively, as compared to $5.6 million and $21.8 million for the comparable prior year periods. The increases in NOI and Cash NOI from industrial/logistics properties during the 2021 fourth quarter and full year 2021 periods over the respective 2020 periods, principally reflected increases in rental revenue as a result of more space owned/acquired and under lease as noted above.

NOI and Cash NOI for INDUS’ industrial/logistics properties was as follows:

($ in 000s)	Three Months Ended December 31,			Full Year December 31,
	2021	2020	Increase	2021	2020	Increase
NOI	$8,297	$6,275	32.2%	$28,220	$24,033	17.4%
Cash NOI	$7,470	$5,571	34.1%	$25,845	$21,761	18.8%

General and administrative expenses increased to approximately $3.8 million and $11.8 million for the 2021 fourth quarter and full year 2021, respectively, as compared to $3.6 million and $10.5 million for the comparable prior year periods. The increases in general and administrative expenses in the 2021 fourth quarter and full year 2021, respectively, as compared to the 2020 fourth quarter and full year 2020 were primarily attributable to compensation costs associated with higher employee headcount and incentive compensation expense, which was partially offset by a reduction of costs in 2021 as compared to 2020 related to the Company’s conversion to a REIT.

Interest expense decreased to approximately $1.7 million and $6.9 million for the 2021 fourth quarter and full year 2021 from approximately $1.8 million and $7.3 million for the comparable prior year periods. The change principally reflected an increase in capitalized interest related to construction and development activities during 2021. This was partially offset by additional interest expense related to the addition of a construction loan in 2021, which was not in place during the prior year.

For the 2021 fourth quarter and full year 2021, INDUS recorded net income of approximately $19.6 million and $14.1 million, respectively, as compared to a net loss of $8.8 million and $10.5 million for the comparable prior year periods. The increases in net income principally reflect increases in gains on sales of real estate, and to a lesser extent, the changes in NOI and interest expense as noted above. Gains on sales of real estate were $24.8 million and $2.3 million for the years ended December 31, 2021 and 2020, respectively.

Core FFO for the 2021 fourth quarter and full year 2021 increased to approximately $3.8 million and $13.7 million, respectively, compared to approximately $3.0 million and $11.6 million for the comparable prior year periods. Core FFO was driven higher principally by increased NOI from industrial/logistics properties and lower interest expense offset by higher recurring general and administrative expenses, which exclude the impact of charges related to the Company’s conversion to a REIT and charges related to the Company’s non-qualified deferred compensation plan.

Industrial/Logistics Leasing Activity

During the 2021 fourth quarter, INDUS entered into two first generation leases totaling approximately 224,000 square feet. These leases include approximately 27,000 square feet in Orlando, Florida at a property that was repositioned by INDUS during late 2020 and early 2021 and approximately 197,000 square feet at a value-add property in the Charlotte market that was purchased 50% vacant at the end of the 2021 second quarter. The lease in Orlando commenced in the 2021 fourth quarter and the lease in Charlotte is expected to commence in the 2022 second quarter.

Also, during the 2021 fourth quarter, two full-building tenants totaling approximately 256,000 square feet exercised their fixed renewal options for leases expiring in 2022. The two buildings are located in the Charlotte, North Carolina and Lehigh Valley, Pennsylvania markets and were acquired in 2021 with in-place leases that had near-term expirations. The fixed renewal options were for five-year terms with no leasing costs and generated weighted average rent growth on a cash basis3 of 2.9%, which is significantly lower than what the Company would expect to realize if the spaces were leased to new tenants.

As of December 31, 2021, INDUS’ 35 industrial/logistics buildings aggregated approximately 5.2 million square feet. INDUS’ industrial/logistics portfolio’s percentage leased and percentage leased stabilized properties were as follows:

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2021	2021	2021	2021
Percentage Leased	98.4%	95.4%	95.3%	99.2%
Percentage Leased - Stabilized Properties	100.0%	99.4%	99.4%	99.2%

As of December 31, 2021, INDUS’ only industrial/logistics vacancy is for approximately 84,000 square feet in a Charleston, South Carolina property acquired during November 2021.

Acquisition Pipeline

During the 2021 fourth quarter, INDUS completed separate acquisitions of two industrial/logistics buildings, totaling approximately 325,000 square feet, within the Charlotte, North Carolina and Charleston, South Carolina markets. The Charlotte acquisition was fully-leased and the Company used cash on hand to pay the $14.6 million purchase price, before transaction costs, which equates to an in-place cash capitalization rate of approximately 4.6%. The Charleston acquisition was 57% leased and the Company used cash on hand to pay the $28.6 million purchase price, before transaction costs. INDUS expects that the Charleston acquisition will stabilize at an approximately 4.6% cash capitalization rate.

Subsequent to quarter end, INDUS completed the acquisition of a recently constructed, 217,000 square foot industrial/logistics building in the Charlotte, North Carolina market (“782 Paragon Way”). 782 Paragon Way is fully leased on a short-term basis through June 2022 with in-place rents that are below current market rates. The Company expects that 782 Paragon Way will be re-leased to stabilize at an approximate 4.7% cash capitalization rate. The Company used cash on hand to pay the $23.6 million purchase price, before transaction costs.

Also subsequent to quarter end, the Company announced that it recently entered into a purchase agreement to acquire a to-be-constructed, approximately 280,000 square foot industrial/logistics building in the Greenville/Spartanburg, South Carolina market (the “Greenville/Spartanburg Acquisition”), which is being developed on speculation by the seller. The Greenville/Spartanburg Acquisition is expected to be delivered upon completion in the 2023 first quarter and would be the Company’s first entry into this market.

The following is a summary of INDUS’ acquisition pipeline for its industrial/logistics portfolio as of December 31, 2021:

		Building		Purchase
		Size		Price	Closing
Acquisition	Market	(SF)	Type	($ 000's)	Date
Building Acquisitions Completed in 2022 YTD
782 Paragon Way	Charlotte, NC	217,000	Value-Add (100% pre-leased)	$ 23,611	January 2022
Total Acquisition Completed in 2022 YTD		217,000		$ 23,611

3 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods.

		Building		Purchase
		Size		Price	Expected
Acquisition	Market	(SF)	Type	($ 000's)	Closing
Acquisitions Under Contract
Nashville Acquisition (two buildings)	Nashville, TN	184,000	Forward (42.9% pre-leased)	$ 31,500	Q1 2022
Charleston Forward Acquisition (one building)	Charleston, SC	263,000	Forward	$ 28,000	Q4 2022
Greenville/Spartanburg Acquisition (one building)	Greenville/Spartanburg, SC	280,000	Forward	$ 28,500	Q1 2023
Charlotte Forward Acquisition (one building)	Charlotte, NC	231,000	Forward	$ 21,200	Q1 2023
Total Acquisition Pipeline Under Contract		958,000		$ 109,200

The acquisitions in INDUS’ pipeline are each subject to the satisfactory completion of due diligence and other contingencies. There can be no guarantee that these transactions will be completed under their current terms, anticipated timelines, or at all.

Development Pipeline

During the 2021 fourth quarter, INDUS completed and placed in service the Charlotte Build-to-Suit for Amazon and also completed the acquisition of two previously announced abutting parcels of land in Allentown, PA totaling approximately 23 acres (see American Parkway in table below).

The following is a summary of INDUS’ development pipeline for its industrial/logistics portfolio as of December 31, 2021:

		Building		Expected
Name	Market	Size (SF)	Type	Delivery
Owned Land
Chapmans Road (one building)	Lehigh Valley, PA	103,000	66% Pre-leased	Q2 2022
110 Tradeport Drive (one building)	Hartford, CT	234,000	67% Pre-leased	Q3 2022
Landstar Logistics (two buildings)	Orlando, FL	195,000	Speculative	Q3 2022
American Parkway (one building)	Lehigh Valley, PA	206,000	Speculative	Q2 2023

Land Under Purchase & Sale Agreement
Lehigh Valley Land parcel (one building)	Lehigh Valley, PA	90,000	Speculative	Q3 2023
Total Development Pipeline		828,000

INDUS expects that the total development and stabilization costs of developments in its pipeline will total approximately $92.8 million, of which $31.0 million was spent as of December 31, 2021. The Company estimates that the underwritten weighted average stabilized Cash NOI yield on its development pipeline is between 6.0% - 6.5%.4 Actual initial full year stabilized Cash NOI yields may vary from INDUS’ estimated underwritten stabilized Cash NOI yield range based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI.

Closing on the purchase of the Lehigh Valley Land parcel, in addition to the completion and stabilization of the development pipeline, are each subject to a number of contingencies including the satisfactory completion of due diligence by INDUS. There can be no guarantee that these transactions and developments will be completed under their current terms, anticipated timelines, at the Company’s estimated underwritten yields, or at all.

4 As a part of INDUS’ standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

Disposition Pipeline

During the 2021 fourth quarter, INDUS completed four separate, previously-announced disposition transactions that generated approximately $34.5 million in aggregate gross proceeds before transactions costs. INDUS utilized $14.1 million of these proceeds, inclusive of debt extinguishment costs, to extinguish three mortgages with a weighted average interest rate of approximately 5.0%. The dispositions completed during the quarter included one industrial/logistics property and three office/flex properties, which (on a combined basis) contributed approximately $2.0 million and $1.8 million in NOI and Cash NOI, respectively, during the full year 2021. Furthermore, during the 2021 fourth quarter, INDUS completed the sale of approximately 670 acres of land in East Granby and Granby, Connecticut, which is leased to a nursery operator and contributed $0.7 million in both NOI and Cash NOI during the full year 2021. Also during the 2021 fourth quarter, the buyer under the previously announced East Granby/Windsor Option Agreement elected not to proceed with the purchase.

Subsequent to quarter end, INDUS announced its intention to sell all of its remaining office/flex buildings (the “Office/Flex Portfolio”) along with a small storage facility totaling approximately 18,000 square feet that is located within the same business park. The Office/Flex Portfolio is comprised of seven buildings located in Windsor and Bloomfield Connecticut totaling approximately 175,200 square feet. Following the sale of the Office/Flex Portfolio, INDUS is expected to be a pure-play industrial/logistics REIT with a modern portfolio located in select high-growth markets.

Liquidity & Capital Resources

As of December 31, 2021, the Company maintained $250.3 million of liquidity which reflects $150.3 million of cash and cash equivalents and $100 million of borrowing capacity under the revolving credit facility. In addition, the Company had $10.6 million of restricted cash that was principally comprised of cash held by an intermediary and was subsequently used in connection with the purchase of 782 Paragon Way in January 2022.

On October 8, 2021, INDUS completed an underwritten public equity offering at a public offering price of $66.00 per share. INDUS received proceeds of $152.8 million, after expenses, from the aggregate of 2,443,228 shares issued on October 8, 2021, the date of the initial offering, and on October 22, 2021, the date upon which the underwriters exercised their option to purchase additional Common Stock from INDUS.

Fourth Quarter & Full year Earnings Conference Call, Earnings Supplement and Investor Presentation

INDUS is hosting a live earnings conference call on Monday, March 7, 2022, at 10:00 am Eastern Time, to discuss its results and to provide a business update, followed by a live question and answer session. Supplemental materials containing additional financial and operating information will be available on INDUS’ website at the start of the call. All investors and other interested parties are invited to either dial in to the call (to participate in a live Q&A) or log in to a listen-only webcast which, together with the supplemental information, can be accessed via the Investors section of INDUS’ website at ir.indusrt.com, by clicking this link, or by calling the following numbers:

PARTICIPANT DIAL IN (TOLL FREE): 1-866-777-2509

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5413

An archived recording of the webcast will be available for three months under the Investors section of INDUS’ website at ir.indusrt.com.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 36 industrial/logistics buildings totaling approximately 5.4 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina and Florida.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, the completion of acquisitions and dispositions under agreements, construction and development plans and timelines, the estimated underwritten stabilized Cash NOI of its developments and Cash NOI yield estimates, expected total development and stabilization costs of developments in INDUS’ pipeline, and expected capital availability and liquidity. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission (“SEC”) filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’ Annual Report on Form 10-K for the Full year ended November 30, 2020, filed with the SEC on February 18, 2021, as updated by the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and other filings with the Securities and Exchange Commission. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Note Regarding Non-GAAP Financial Measures:

The Company uses FFO, Core FFO, Core FFO per share, NOI, Cash NOI, NOI of Industrial/Logistics Properties and Cash NOI of Industrial/Logistics Properties, as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net income (loss) (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful.

The Company presents a funds from operations metric substantially similar to funds from operations as calculated in accordance with standards established by Nareit (“Nareit FFO”). Nareit FFO is calculated as net income (calculated in accordance with U.S. GAAP), excluding: (a) depreciation and amortization related to real estate, (b) gains and losses from the sale of certain real estate assets, (c) gains and losses from change in control and (d) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

The Company defines FFO as Nareit FFO, plus an adjustment to remove the impact of an income tax benefit or provision in the periods prior to January 1, 2021. The Company includes the adjustment for income taxes because, beginning with the taxable year ending December 31, 2021, the Company intends to elect to be taxed as a REIT and believes including this adjustment enhances the comparability of the Company’s results for periods prior to this tax election. The Company believes it is useful to investors to have enhanced transparency into the way in which its management evaluates operating performance to prior comparable periods and with that of other REITs. This tax adjustment was not required for Full year 2021.

The Company defines Core FFO and Core FFO per share as FFO and FFO per share, respectively, excluding: (a) costs related to conversion to a REIT; (b) expense related to the performance of the non-qualified deferred compensation plan; (c) change in fair value of financial instruments; (d) gains or losses on insurance recoveries and/or extinguishment of debt or derivative instruments; and (e) the write-off of non-recurring items. Per share metrics are calculated as Core FFO for the period divided by the weighted average diluted share count for the period.

NOI is a non-GAAP measure that includes the rental revenue and operating expenses and real estate taxes directly attributable to the Company’s real estate properties. NOI of Industrial/Logistics Properties is NOI excluding NOI for the Company’s non-industrial/logistics properties. The Company uses NOI and NOI of Industrial/Logistics Properties as supplemental performance measures because, in excluding real estate depreciation and amortization expense, general and administrative expenses, interest expense, gains (or losses) on the sale of real estate assets, investment income and other non-operating items, they provide a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI and NOI of Industrial/Logistics Properties will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI and NOI of Industrial/Logistics Properties excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have a real economic effect and could materially impact the Company’s results from operations), the utility of NOI and NOI of Industrial/Logistics Properties as measures of the Company’s performance is limited. Other equity REITs may not calculate NOI or NOI of Industrial/Logistics Properties in a similar manner and, accordingly, the Company’s NOI and NOI of Industrial/Logistics Properties may not be comparable to such other REITs’ NOI. Accordingly, NOI and NOI of Industrial/Logistics Properties should be considered only as a supplement to net income (loss) as a measure of the Company’s performance. NOI and NOI of Industrial/Logistics Properties should not be used as measures of the

Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI and NOI of Industrial/Logistics Properties should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI. Cash NOI of Industrial/Logistics Properties is Cash NOI excluding NOI for the Company’s non-industrial/logistics properties. The Company uses Cash NOI and Cash NOI of Industrial/Logistics Properties, together with NOI and NOI of Industrial/Logistics Properties, as supplemental performance measures. Cash NOI and Cash NOI of Industrial/Logistics Properties should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs. Cash NOI and Cash NOI of Industrial/Logistics Properties should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars and share count in thousands, except per share data)

(unaudited)

	2021 Fourth	2020 Fourth	2021 Twelve	2020 Twelve
	Quarter	Quarter	Month Period	Month Period
Rental revenue	$ 11,662	$ 9,804	$ 42,339	$ 37,650

Expenses:
Operating expenses of rental properties	1,020	1,181	5,003	4,680
Real estate taxes	1,709	1,501	6,293	5,636
Depreciation and amortization expense	4,650	3,461	15,352	13,686
General and administrative expenses	3,839	3,568	11,816	10,503
Total expenses	11,218	9,711	38,464	34,505

Other income (expense):
Interest expense	(1,717)	(1,818)	(6,877)	(7,294)
Impairment of real estate assets	—	(2,085)	(3,000)	(2,085)
Change in fair value of financial instruments	—	(2,619)	(2,746)	(3,189)
Gain on sales of real estate assets	22,966	1,504	24,758	2,329
Investment and other income	19	14	260	46
Loss on debt extinguishment	(2,114)	—	(2,114)	—
Other income (expense)	14	(281)	14	(281)
	19,168	(5,285)	10,295	(10,474)

Income (loss) before income taxes	19,612	(5,192)	14,170	(7,329)
Income tax expense	(2)	(3,652)	(26)	(3,152)
Net income (loss)	$ 19,610	($ 8,844)	$ 14,144	($ 10,481)

Basic net income (loss) per common share	$ 1.98	($ 1.56)	$ 1.79	($ 1.97)

Diluted net income (loss) per common share	$ 1.94	($ 1.56)	$ 1.75	($ 1.97)

Weighted average shares outstanding - basic	9,920	5,660	7908	5,309
Weighted average shares outstanding - diluted	10,131	5,660	8081	5,309

INDUS REALTY TRUST, INC.

Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Real estate assets at cost, net	$ 394,166	$ 242,321
Cash and cash equivalents	150,263	28,124
Restricted cash	10,644	2,551
Real estate assets held for sale, net	—	6,802
Other assets	35,573	19,586
Total assets	$ 590,646	$ 299,384

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage loans and construction loan, net of debt issuance costs	$ 169,818	$ 160,655
Deferred revenue	7,985	9,586
Accounts payable and accrued liabilities	9,738	3,669
Dividends payable	1,629	—
Warrant liability	—	8,790
Other liabilities	15,399	17,567
Total liabilities	204,569	200,267

Stockholders' Equity
Common stock, par value $0.01 per share, 50,000,000 authorized, 10,183,730 shares issued and outstanding, and 10,000,000 shares authorized, 5,663,040 shares issued and outstanding, respectively	102	57
Additional paid-in capital	399,754	116,732
Accumulated deficit	(10,869)	(9,817)
Accumulated other comprehensive loss	(2,910)	(7,855)
Total stockholders' equity	386,077	99,117
Total liabilities and stockholders' equity	$ 590,646	$ 299,384

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – Funds from Operations (“FFO”) and Core FFO

(dollars and share count in thousands, except per share measures)

(unaudited)

	2021 Fourth	2020 Fourth	2021 Twelve	2020 Twelve
	Quarter	Quarter	Month Period	Month Period
Net income (loss)	$ 19,610	($ 8,844)	$ 14,144	($ 10,481)
Exclude:
Depreciation and amortization expense	4,650	3,461	15,352	13,686
Non-real estate depreciation & amortization expense	(25)	(1)	(88)	(68)
Gain on sales of real estate assets	(22,966)	(1,504)	(24,758)	(2,329)
Impairment loss	-	2,085	3,000	2,085
Income tax provision	-	3,652	-	3,152
FFO	$ 1,269	($ 1,151)	$ 7,650	$ 6,045
Exclude:
General and administrative expenses related to REIT conversion (5)	63	1,045	470	1,796
General and administrative expenses related to non-qualified deferred compensation plan performance	335	474	686	556
Change in fair value of financial instruments	-	2,619	2,746	3,189
Amortization of terminated swap agreement	66	-	66	-
Loss on debt extinguishment	2,114	-	2,114	-
Core FFO	$ 3,847	$ 2,987	$ 13,732	$ 11,586

Weighted average number of shares outstanding - basic	9,920	5,660	7,908	5,309
Dilutive securities	211	86	173	68
Weighted average number of shares outstanding - diluted	10,131	5,746	8,081	5,377
Core FFO/Share - Diluted	$ 0.38	$ 0.52	$ 1.70	$ 2.15

(5)	The 2021 fourth quarter includes $23 of accounting and tax consulting costs related to the Company’s REIT conversion and $40 of costs related to recruitment of personnel. The 2020 fourth quarter includes $103 in compensation cost and $942 in legal costs. For the years ended December 31, 2021 and 2020, includes legal fees of $203 and $1,477, respectively, and consulting costs related to accounting, compensation and recruitment of personnel of $267 and $319, respectively.

INDUS REALTY TRUST, INC.
Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

(unaudited)

	2021 Fourth	2020 Fourth	2021 Twelve	2020 Twelve
	Quarter	Quarter	Month Period	Month Period
Net income (loss)	$ 19,610	($ 8,844)	$ 14,144	($ 10,481)
Income tax expense	2	3,652	26	3,152
Pretax income (loss)	$ 19,612	($ 5,192)	$ 14,170	($ 7,329)
Exclude:
Depreciation and amortization expense	4,650	3,461	15,352	13,686
General and administrative expenses	3,839	3,568	11,816	10,503
Interest expense	1,717	1,818	6,877	7,294
Change in fair value of financial instruments	-	2,619	2,746	3,189
Gain on sales of real estate assets	(22,966)	(1,504)	(24,758)	(2,329)
Impairment loss	-	2,085	3,000	2,085
Investment and other income	(19)	(14)	(260)	(46)
Loss on debt extinguishment	2,114	-	2,114	-
Other (income)/expense	(14)	281	(14)	281
NOI	$ 8,933	$ 7,122	$ 31,043	$ 27,334
Noncash rental revenue including straight-line rents	(1,007)	(754)	(2,617)	(2,696)
Cash NOI	$ 7,926	$ 6,368	$ 28,426	$ 24,638

NOI	$ 8,933	$ 7,122	$ 31,043	$ 27,334
Exclude:
Rental revenue from non-industrial/logistics properties	(1,074)	(1,498)	(5,435)	(6,143)
Operating expenses of non-industrial/logistics properties	438	651	2,612	2,842
NOI of Industrial/Logistics Properties	$ 8,297	$ 6,275	$ 28,220	$ 24,033
Noncash rental revenue including straight-line rents of industrial/logistics properties	(827)	(704)	(2,375)	(2,272)
Cash NOI of Industrial/Logistics Properties	$ 7,470	$ 5,571	$ 25,845	$ 21,761